WPS RESOURCES CAPITAL CORPORATION
CONSOLIDATING BALANCE SHEET						Exhibit A-3
AS OF DECEMBER 31, 2002
(Millions)
				ELIMINATIONS		CONSOLIDATED
	WPSRCC	ESI	PDI	DEBIT	CREDIT	STATEMENTS

Assets

Cash and equivalents	0.1	13.5	16.0	-	-	29.6
Restricted funds	-	-	4.2	-	-	4.2
Accounts receivable, net	-	174.1	10.8	-	4.9	180.0
Accrued unbilled revenues	-	55.6	-	-	-	55.6
Inventories	-	60.7	9.8	-	-	70.5
Assets from risk management activities	-	405.7	-	-	0.5	405.2
Other current assets	-	1.1	10.9	-	-	12.0
Current Assets	0.1	710.7	51.7	-	5.4	757.1

Property, plant, and equipment, net	-	8.3	221.5	-	-	229.8
Regulatory assets	-	-	-	-	-	-
Other	261.2	158.2	85.0	-	261.4	243.0
Total Assets	261.3	877.2	358.2	-	266.8	1,229.9

Liabilities and Shareholder's Equity

Short-term debt	-	2.5	9.2	-	-	11.7
Current portion of long-term debt	-	-	4.4	-	-	4.4
Accounts Payable	-	284.5	8.6	4.9		288.2
Liabilities from risk management activities	-	430.7	13.0	0.1	-	443.6
Other current liabilities	-	4.7	11.9	-	-	16.6
Current liabilities	-	722.4	47.1	5.0	-	764.5

Long-term debt	-	-	125.9	-	-	125.9
Deferred income taxes	-	2.2	(51.3)	0.2	-	(49.3)
Deferred investment tax credits	-	-	-	-	-	-
Regulatory liabilities	-	-	-	-	-	-
Environmental remediation liabilities	-	-	-	-	-	-
Benefit obligations	-	-	-	-	-	-
Other	-	117.8	11.6	-	-	129.4
Long-term liabilities	-	120.0	86.2	0.2	-	206.0

Minority Interest

Common stock equity	261.3	34.8	224.9	292.1	30.5	259.4
Total liabilities and shareholders' equity	261.3	877.2	358.2	297.3	30.5	1,229.9